Exhibit 99.1

CombiMatrix Reports Fourth Quarter and Full Year

2014 Financial and Operating Results

— Company to Host Conference Call and Webcast Today at 1:30 p.m. PST —

IRVINE, Calif. — February 25, 2015 — CombiMatrix Corporation (Nasdaq: CBMX), a molecular diagnostics company specializing in DNA-based testing services for pre- and postnatal developmental disorders, today reported financial results for the fourth quarter and full year ended December 31, 2014. The Company will host a conference call and webcast at 1:30 p.m. PST, today.

“We delivered record test volumes and revenues during the quarter and full year as we continue to execute on our commercial and reimbursement strategies,” said Mark McDonough, President and Chief Executive Officer of CombiMatrix. “We successfully completed key initiatives, such as launching new products, signing on new customers and recruiting expertise into the Company that should position us well for 2015 and beyond.  On February 13, we announced that we strengthened our balance sheet by raising $4.9 million in gross proceeds from a registered direct offering. In early January 2015, we announced that the Superior Court of Orange County’s tentative decision on the litigation was decided in our favor. As a result of these and many other recent accomplishments, we are looking forward to a productive and successful 2015.”

Operational Highlights

•                 Record prenatal microarray volume of 1,126 tests in the fourth quarter of 2014, a 67 percent increase compared to the fourth quarter of 2013 (see table below). For the year ended December 31, 2014, core prenatal microarray test volume grew 65 percent compared to the same period in 2013.

•                 The Company’s customer base continued to grow, reaching 226 billable customers during the fourth quarter of 2014, a new record for CombiMatrix, compared to 136 billable customers during the fourth quarter of 2013.

•                 Strong cash collections of $1.95 million and $7.36 million for the fourth quarter and year ended December 31, 2014, respectively.

Additional test volume and revenue data are as follows:

	Volumes			Revenues (in 000’s)
	Q4 ‘14	Q4 ‘13	% Δ	Q4 ‘14	Q4 ‘13	% Δ
Prenatal	277	183	51.4%	$364	$227	60.4%
Miscarriage analysis	849	491	72.9%	1,052	805	30.7%
Subtotal - prenatal arrays	1,126	674	67.1%	1,416	1,032	37.2%
Pediatric	536	500	7.2%	559	541	3.3%
Oncology	1	85	-98.8%	2	72	-97.2%
Subtotal - all arrays	1,663	1,259	32.1%	1,977	1,645	20.2%
Non-array tests	626	250	150.4%	209	60	248.3%
Total - all tests	2,289	1,509	51.7%	2,186	1,705	28.2%
Royalties				31	48	-35.4%
Total revenues				$2,217	$1,753	26.5%
% Arrays of Total	73%	83%	-12.9%	90%	96%	-6.3%

	Volumes			Revenues (in 000’s)
	YTD ‘14	YTD ‘13	% Δ	YTD ‘14	YTD ‘13	% Δ
Prenatal	996	718	38.7%	$1,343	$994	35.1%
Miscarriage analysis	2,664	1,504	77.1%	3,728	2,557	45.8%
Subtotal - prenatal arrays	3,660	2,222	64.7%	5,071	3,551	42.8%
Pediatric	2,024	1,984	2.0%	2,064	2,045	0.9%
Oncology	199	334	-40.4%	181	204	-11.3%
Subtotal - all arrays	5,883	4,540	29.6%	7,316	5,800	26.1%
Non-array tests	1,878	1,610	16.6%	577	404	42.8%
Total - all tests	7,761	6,150	26.2%	7,893	6,204	27.2%
Royalties				149	163	-8.0%
Total revenues				$8,042	$6,367	26.3%
% Arrays of Total	76%	74%	2.7%	93%	93%	-0.9%

Financial Results

Quarter ended December 31, 2014 compared to Quarter ended December 31, 2013

For the quarter ended December 31, 2014, CombiMatrix reported total revenues of $2.2 million, a 26.5 percent increase over total revenues of $1.8 million for the fourth quarter of 2013.  The increase in revenues was driven primarily by increased volumes of both microarray and non-microarray diagnostic tests despite a reduction in oncology volumes and revenues as the Company exited that business during 2014.

Total operating expenses were $3.8 million for the fourth quarter of 2014 compared to $3.6 million in the comparable quarter of 2013. The increase was driven primarily by continued investment in revenue generating departments such as sales, marketing, billing and genetic counseling.  General and administrative expenses decreased primarily due to executive relocation and recruiting costs incurred during the fourth quarter of 2013 that did not repeat in the fourth quarter of 2014.

Net loss was $1.6 million for the fourth quarter of 2014 compared to a net loss of $1.4 million in the comparable quarter of 2013. The net loss in the fourth quarter of 2014 was negatively impacted primarily by increased sales and marketing costs discussed above, as well as from certain warrant derivative gains recognized during the fourth quarter of 2013 that did not repeat during the fourth quarter of 2014.

The Company reported a net loss attributable to common stockholders of $1.6 million, or $0.15 per basic and diluted shares outstanding in the fourth quarter of 2014, compared to a net loss attributable to common stockholders of $7.8 million, or $1.44 per basic and diluted shares outstanding, for the same period in 2013.  The fourth quarter of 2013 included deemed dividends from Series D convertible preferred stock of $(6.4 million) or $(1.18) per share, which did not repeat in 2014.

Year ended December 31, 2014 compared to Year ended December 31, 2013

For the year ended December 31, 2014, CombiMatrix reported total revenues of $8.0 million, a 26 percent increase over total revenues of $6.4 million for the same period in 2013.  The increase in revenues was also driven primarily by increased volumes of microarray diagnostic tests year-over-year, despite decreased oncology volumes and revenues as the Company exited that business during 2014.

Total operating expenses were $16.8 million for the year ended December 31, 2014, compared to $12.8 million in the comparable period in 2013. The increase was driven primarily by continued investment in sales and marketing as well as higher legal defense costs from ongoing litigation, which were $2.2 million for the year ended December 31, 2014, compared to only $244,000 in the comparable period in 2013.

Net loss was $8.7 million for the year ended December 31, 2014, compared to $3.9 million in the comparable period in 2013. A significant component of the increase period-over-period was due to $2.8 million of non-operating, non-cash warrant derivative gains recognized in 2013 compared to only $152,000 recognized in 2014.  A reduction in the number of derivative warrants outstanding due to warrant exercises in early 2014 as well as the warrant contract modifications that occurred in the second quarter of 2014 were the primary reasons for the decrease in the gains period-over-period.  Increases in sales and marketing and general and administrative expenses also contributed to the overall increase in net loss year-over-year.

Net loss attributable to common stockholders was $8.7 million, or $0.79 per basic and diluted shares outstanding for the year December 31, 2014, compared to $12.2 million, or $3.11 per basic and diluted shares outstanding in the prior year period.

Cash, cash equivalents and short-term investments totaled $5.2 million as of December 31, 2014, compared to $14.0 million as of December 31, 2013.  For the fourth quarter and year ended December 31, 2014, net cash used in operating activities was $2.0 million and $8.6 million, respectively, compared to $1.5 million and $5.6 million in the comparable 2013 periods, respectively.  The increase in net cash used in operating activities for all periods presented was due primarily to increased cash spent on ongoing litigation, which totaled $339,000 and $2.3 million for the fourth quarter and year ended December 31, 2014, respectively, compared to only $70,000 and $217,000 for the comparable 2013 periods, respectively.  The increase in cash used in operating activities was partially mitigated by record cash reimbursement on diagnostic services billed, which were $7.4 million for the year ended December 31, 2014, compared to $5.8 million for 2013.

In February 2015, CombiMatrix raised $4.9 million of gross proceeds from a registered direct offering to certain preexisting, accredited institutional investors in the Company.  Inclusive of the cash proceeds from the recently completed financing, the Company’s cash and cash equivalents are expected to be sufficient to fund current operations through the middle of 2016.  This projection does not include any proceeds from possible future partnerships or additional financing activities, nor does it account for future litigation costs, which are unpredictable.

Recent Business Highlights

•                 Data were presented by Dr. Sahoo, Director of Cytogenetics for CombiMatrix, at the American Society of Human Genetics (ASHG) showing that chromosomal microarray analysis yields a successful result in more than 85 percent of cases.(1)

•                 CombiMatrix entered the in vitro fertilization (IVF) market with the launch of CombiPGS™. CombiPGS allows couples to screen embryos for chromosomal abnormalities prior to implantation of the embryo in order to maximize the chance of successful implantation and pregnancy progression and to decrease the likelihood of a miscarriage.

(1)  T. Sahoo, M. Strecker, A. Mehta, N. Dzidic, R. W. Tyson, K. Hovanes., Comprehensive genetic analysis of pregnancy loss by chromosomal microarrays: outcomes, benefits and challenges. (Platform presentation; Abstract #227/Program #44 Prenatal, Perinatal, and Reproductive Genetics). Presented at the 64th Annual Meeting of The American Society of Human Genetics, October 20, 2014 in San Diego, California.

•               CombiMatrix launched its Targeted Array for Prenatal analysis. The new test offers the superior diagnostic power of microarray analysis for the detection of clinically relevant microdeletion and microduplication disorders, while minimizing the risk of identifying a variant of uncertain significance on chorionic villus sampling and amniocentesis samples.

•                 The Superior Court of California issued a tentative ruling and proposed statement of decision in favor of CombiMatrix in the matter of the People of the State of California and Relator Michael Strathmann (“Plaintiff”) vs. Acacia Research Corporation, CombiMatrix Corporation and Amit Kumar (“Defendants”). The Court has tentatively ruled in favor of the Defendants and against all claims of the Plaintiff.  Specifically, the Court determined that Defendants had no fraudulent intent when they pursued insurance benefits under their D&O Policy over a decade ago.

•                 Karen Warner, RN, joined CombiMatrix as Vice President of Payer Relations. She will be responsible for managed care, payer access and reimbursement.

•               ReproSource, Inc., a nationally-recognized laboratory dedicated to fertility specialists and the patients they serve, is now offering CombiMatrix’s chromosomal microarray analysis testing for miscarriage analysis.

•                 Entered into a contractual agreement with Fortified Provider Network (FPN) for coverage of CombiMatrix’s suite of diagnostic laboratory services.  FPN has over 200 payor clients nationwide and contracts with physicians, hospitals, ancillary facilities, mid-level providers and other specialty healthcare providers.

•                 Raised $4.9 million in gross proceeds from a registered direct offering with existing institutional investors.

Conference Call and Webcast

CombiMatrix will host a conference call at 1:30 p.m. PST (4:30 p.m. EST) today to discuss the fourth quarter and full year 2014 financial and operating results. To access the presentation by phone, dial 1-877-407-0784 for domestic callers and 1-201-689-8560 for direct dial or international callers. Please ask for the “CombiMatrix Corporation 2014 Fourth Quarter Financial Results Conference Call.” The conference call will be webcast live under the investor relations section of CombiMatrix’s website at www.combimatrix.com. A replay of the presentation will be available following the presentation for 30 days, either via the CombiMatrix website Investor/Events section or by dialing 1-877-870-5176 for domestic callers or 1-858-384-5517 for direct-dial international callers. When prompted, enter playback pin number 13601039.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations, speak only as of the date hereof and are subject to change. All statements, other than statements of historical fact included in this press release, are forward-looking statements. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “goal,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future business, operational and strategic plans, recruiting efforts and test menu expansion. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. The risks and uncertainties referred to above include, but are not limited to: our ability to successfully expand the base of our customers and strategic partners, add to the menu of our diagnostic tests, develop and introduce new tests and related reports, expand and improve our current suite of services, optimize the reimbursements received for our microarray testing services, and increase operating margins by improving overall productivity and expanding sales volumes; our ability to successfully accelerate sales, steadily increase the size of our customer rosters in both prenatal and developmental genetic testing markets; our ability to attract and retain a qualified sales force in wider geographies; our ability to ramp production from our sales force and our strategic partners; rapid technological change in our markets; changes in demand for our future services; legislative, regulatory and competitive developments; the outcome of pending litigation; general economic conditions; and various other factors. Further information on potential factors that could affect our financial results is included in our Annual Report on Form 10-K, Quarterly Reports of Form 10-Q, and in other filings with the Securities and Exchange Commission. We undertake no obligation to revise or update publicly any forward-looking statements for any reason, except as required by law.

Company Contact:	Media Contact:
Mark McDonough	David Schull or Lena Evans
President & CEO, CombiMatrix Corporation	Russo Partners LLC
(949) 753-0624	(212) 845-4271
david.schull@russopartnersllc.com
Investor Contact:	lena.evans@russopartnersllc.com
Robert Flamm, Ph.D.
Russo Partners, LLC
(212) 845-4226
robert.flamm@russopartnersllc.com

TABLES FOLLOW

COMBIMATRIX CORPORATION

CONSOLIDATED SUMMARY FINANCIAL INFORMATION

(In thousands, audited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2014	2013	2014	2013
Revenues:
Diagnostic services	$2,186	$1,705	$7,893	$6,204
Royalties	31	48	149	163
Total revenues	2,217	1,753	8,042	6,367
Operating expenses:
Cost of services	1,252	894	4,432	3,527
Research and development	139	404	725	1,011
Sales and marketing	1,163	771	4,349	2,764
General and administrative	1,220	1,433	7,176	5,206
Patent amortization and royalties	26	64	114	254
Total operating expenses	3,800	3,566	16,796	12,762
Operating loss	(1,583)	(1,813)	(8,754)	(6,395)
Other income (expenses):
Interest expense, net of interest income	(34)	(16)	(61)	(351)
Warrant derivative gains	—	441	152	2,804
Warrant modification charge	—	—	(44)	—
Total other (expense) income	(34)	425	47	2,453
Net loss	$(1,617)	$(1,388)	$(8,707)	$(3,942)

Series A convertible preferred stock dividends	$—	$—	$—	$(247)
Series C convertible preferred stock dividends	—	(3)	—	(27)
Deemed dividends from issuing Series B convertible preferred stock	—	—	—	(417)
Deemed dividends from issuing Series C convertible preferred stock	—	—	—	(1,213)
Deemed dividends from issuing Series D convertible preferred stock	—	(6,367)	—	(6,367)
Net loss attributable to common stockholders	$(1,617)	$(7,758)	$(8,707)	$(12,213)

Basic and diluted net loss per share	$(0.15)	$(0.26)	$(0.79)	$(1.00)
Series A convertible preferred stock dividends	—	—	—	(0.06)
Series C convertible preferred stock dividends	—	—	—	(0.01)
Deemed dividends from issuing Series B convertible preferred stock	—	—	—	(0.11)
Deemed dividends from issuing Series C convertible preferred stock	—	—	—	(0.31)
Deemed dividends from issuing Series D convertible preferred stock	—	(1.18)	—	(1.62)
Basic and diluted net loss per share attributable to common stockholders	$(0.15)	$(1.44)	$(0.79)	$(3.11)

Basic and diluted weighted average common shares outstanding	11,063,246	5,397,358	11,029,577	3,940,965

CONSOLIDATED BALANCE SHEET INFORMATION:

	December 31,	December 31,
	2014	2013

Total cash, cash equivalents and short-term investments	$5,240	$14,036
Total assets	$8,632	$16,832
Total liabilities	$1,512	$2,168
Total stockholders’ equity	$7,120	$14,664

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